FOR IMMEDIATE RELEASE:	CONTACT:	Robert K. Chapman,
May 7, 2012		President and Chief Executive Officer
United Bancorp, Inc.
734-214-3801

UNITED BANCORP, INC. ANNOUNCES UNAUDITED
FIRST QUARTER 2012 RESULTS

Company reports profitable quarter
Combined net interest income and noninterest income grows 8.8%
Asset quality trends continue to improve

ANN ARBOR, MI – United Bancorp, Inc. (UBMI.ob) reported consolidated net income of $842,000, or $0.04 per share of common stock, for the first quarter of 2012, compared to $359,000, or $0.01 per share of common stock, for the first quarter of 2011.

Robert K. Chapman, President and Chief Executive Officer of United Bancorp, Inc. (“United” or the “Company”), commented that the improvement in income in the first quarter of 2012 resulted primarily from increased noninterest income and a lower level of provision for loan losses, which were partially offset by continued elevated levels of expenses related to other real estate owned (“ORE”) and foreclosed property.

Mr. Chapman noted that United’s business model contributed positively to the Company’s improved profitability. Noninterest income represented 38.6% of the Company’s combined net interest income and noninterest income for the three months ended March 31, 2012, compared to 34.7% for the same period of 2011.

The Company’s combined net interest income and noninterest income was up 8.8% in the first quarter of 2012 compared to the same period of 2011. This growth was driven, in part, by increased loan originations, both of residential mortgages and commercial loans. The opening of the Company’s loan production office in Brighton, Michigan in December 2011 has contributed to this increase in lending activity. United continues to pursue lending opportunities in existing and adjacent markets, and anticipates that it will open a loan production office within the City of Monroe, Michigan in mid-2012.

Credit quality measures for the Company continued to show improvement for the quarter ended March 31, 2012. The Company’s provision for loan losses for the first quarter of 2012 was $2.1 million, compared to $2.8 million for the same quarter of 2011, and exceeded net charge-offs of $1.7 million for the quarter. The Company’s ratios of nonperforming loans to total loans of 4.51%, and nonperforming assets to total assets of 3.22% at March 31, 2012 were at their lowest levels since the second quarter of 2009.

Results of Operations

The Company’s consolidated net income was $842,000 in the first quarter of 2012, compared to $359,000 for the first quarter of 2011. Net income per share of common stock for the three months ended March 31, 2012 was $0.04, up from $0.01 per share of common stock for the comparable period of 2011. Return on average assets (“ROA”) was 0.38% for the first quarter of 2012, compared to 0.17% for the same period of 2011. Return on average shareholders’ equity (“ROE”) was 3.61% for the first quarter of 2012, compared to 1.57% for the same period of 2011. The Company’s combined net interest income and noninterest income was up 8.8% in the first quarter of 2012 compared to the same period of 2011.

United’s net interest margin of 3.62% for the three months ended March 31, 2012 was unchanged from the same period of 2011. For the first quarter of 2012, net interest income of $7.6 million was up 2.3% compared to the same period of 2011. The Company’s yield on earning assets and its cost of funds both declined in the first quarter of 2012 as compared to the same period of 2011. The Company continues to maintain elevated levels of liquidity, as discussed below under “Balance Sheet,” and this additional liquidity reduces the Company’s yield on earning assets. At the same time, the Company has continued to reduce its average balances of FHLB advances and higher-cost deposits, contributing to lower interest costs.

Noninterest income of $4.8 million for the quarter ended March 31, 2012 improved by 21.2% compared to the first quarter of 2011. Substantial increases in income from loan sales and servicing and gains on the sale of ORE properties were responsible for this increase. Noninterest income represented 38.6% of the Company’s combined net interest income and noninterest income for the three months ended March 31, 2012, compared to 34.7% for the same period of 2011.

Total noninterest expense for the first quarter of 2012 was up 11.6% from the first quarter of 2011. In the first quarter of 2012, the largest increase in noninterest expense was in expenses related to ORE and other foreclosed properties, which included write-downs of the value and losses on the sale of property held as ORE, costs to maintain and carry those properties, and probable incurred losses and fees related to foreclosed mortgage loans previously sold on the secondary market.

Expenses related to salaries and employee benefits increased by 9.3% in the first quarter of 2012 compared to the same period of 2011. The increase reflects, in part, continued higher levels of commissions and other compensation costs related to the generation of income from loan sales and servicing. In addition, the Company has increased its staffing levels modestly to accommodate its anticipated future expansion, including expansion into Livingston County, and salary increases were reinstated effective April 1, 2011. However, the Company did not pay or accrue any cash bonus or other payout to executive officers or non-commissioned employees under its bonus plans in 2011 or in the first quarter of 2012.

Balance Sheet

Total consolidated assets of the Company were $914.5 million at March 31, 2012, compared to $885.0 million at December 31, 2011. Total portfolio loans of $575.5 million increased in the first quarter of 2012 by $11.8 million, and have declined by just $2.6 million, or 0.5%, over the most recent twelve months. Total loans at March 31, 2012 were at their highest quarterly levels of the past five quarters, as loan demand has improved and charge-offs have declined. The Company generally sells its fixed rate long-term residential mortgages on the secondary market, and retains adjustable rate mortgages in its loan portfolio. While the Company’s total portfolio loans have declined by $2.6 million, or 0.5%, since March 31, 2011, the balance of loans serviced for others was $758.3 million at March 31, 2012, and has increased by $71.6 million, or 10.4%, since March 31, 2011.

The Company continued to hold elevated levels of investments, federal funds sold and cash equivalents in order to protect the balance sheet during this prolonged period of economic uncertainty. United’s balances in federal funds sold and other short-term investments were $96.4 million at March 31, 2012, compared to $91.8 million at December 31, 2011 and $126.2 million at March 31, 2011. Securities available for sale of $183.4 million at March 31, 2012 were up 5.9% from December 31, 2011 and were up 30.4% from March 31, 2011 levels.

Total deposits of $792.5 million at March 31, 2012 were up $27.6 million, or 3.6%, from $764.9 million at December 31, 2011, with most of the increase in non-interest bearing deposit balances. The majority of the Bank’s deposits are derived from core client sources, relating to long-term relationships with local individual, business and public clients. Public clients include local government and municipal bodies, hospitals, universities and other educational institutions. As a result of its strong core funding, the Company’s cost of interest-bearing deposits was 0.68% for the first quarter of 2012, down from 0.92% for the same period of 2011.

Asset Quality

The Company’s ratio of allowance for loan losses to total loans was 3.66% and the ratio of allowance for loan losses to nonperforming loans was 81.0% at March 31, 2012, compared to 3.66% and 80.0%, respectively, at December 31, 2011. The Company’s allowance for loan losses increased by $415,000, or 2.0%, from December 31, 2011 to March 31, 2012. Net charge-offs of $1.7 million for the first quarter of 2012 were $1.1 million lower than in the first quarter of 2011, and were at the lowest quarterly level since the second quarter of 2008.

Within the Company’s loan portfolio, $26.0 million of loans were considered nonperforming at March 31, 2012, compared to $25.8 million at December 31, 2011 and $27.8 million at March 31, 2011. Total nonperforming loans as a percent of total portfolio loans decreased from 4.57% at the end of 2011 and 4.80% at March 31, 2011 to 4.51% at March 31, 2012. For purposes of this presentation, nonperforming loans consist of nonaccrual loans and accruing loans that are past due 90 days or more, and exclude accruing restructured loans. Balances of accruing restructured loans at March 31, 2012, December 31, 2011 and March 31, 2011 were $20.4 million, $21.8 million and $18.5 million, respectively.

Capital Management

Under the terms of a Memorandum of Understanding (“MOU”) with the Federal Deposit Insurance Corporation (“FDIC”) and the Michigan Office of Financial and Insurance Regulation (“OFIR”), United Bank & Trust (the “Bank”) is required, among other things, to have and maintain its Tier 1 leverage capital ratio at a minimum of 9% for the duration of the MOU, and to maintain its ratio of total capital to risk-weighted assets at a minimum of 12% for the duration of the MOU. In December, 2010, the Company closed its public offering of common stock, and the Company has contributed capital to the Bank. At March 31, 2012, the Bank was in compliance with the capital requirements of its MOU with the FDIC and OFIR, with the Bank’s Tier 1 capital ratio of 9.17%, and its ratio of total capital to risk-weighted assets of 15.36%.

About United Bancorp, Inc.

United Bancorp, Inc. is a community-based financial services company located in Washtenaw, Lenawee, Livingston and Monroe Counties in Michigan. United Bank & Trust is the Company’s only subsidiary, and the Bank provides financial solutions to its clients based on their unique circumstances and needs, through a line of business delivery system that includes banking, mortgage, structured finance and wealth management. For more information, visit the Company’s website at www.ubat.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and United Bancorp, Inc. Forward-looking statements are identifiable by words or phrases such as ”trends,” “continue,” “anticipates,” “future,” “uncertainty,” “believes” and variations of such words and similar expressions. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to asset and credit quality trends, future levels of other real estate owned and other foreclosed properties and related expenses, loan demand, and future expansion of the Company, including plans to open a loan production office. All statements referencing future time periods are forward-looking.

Management’s determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including mortgage servicing rights and deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated or that other real estate owned can be sold at its carrying value or at all. Our ability to fully comply with all of the provisions of our memorandum of understanding, successfully implement new programs and initiatives, increase efficiencies, utilize our deferred tax asset, address regulatory issues, respond to declines in collateral values and credit quality, and improve profitability is not entirely within our control and is not assured. The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and on United Bancorp, Inc., specifically, are also inherently uncertain. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. United Bancorp, Inc. undertakes no obligation to update, clarify or revise forward-looking statements to reflect developments that occur or information obtained after the date of this report.

Risk factors include, but are not limited to, the risk factors described in “Item 1A – Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2011. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Non-GAAP Financial Information

This press release includes disclosures about our pre-tax, pre-provision income and pre-tax, pre-provision return on average assets. These disclosures are non-GAAP financial measures. For additional information about our pre-tax, pre-provision income and pre-tax, pre-provision return on average assets, please see the unaudited consolidated financial statements and related footnotes that follow.

Unaudited Consolidated Financial Statements Follow.

United Bancorp, Inc. and Subsidiary
Comparative Consolidated Balance Sheet Data (Unaudited)

Dollars in thousands	Mar. 31,	Dec. 31,	Change this Qtr.		Mar. 31,	12-Month Change
Period-end Balance Sheet	2012	2011	$	%	2011	$	%
Assets
Cash and due from banks	$15,109	$15,798	$(689)	-4.4%	$11,758	$3,351	28.5%
Interest bearing bal. with banks	96,386	91,428	4,958	5.4%	126,227	(29,841)	-23.6%
Federal funds sold	-	366	(366)	-100.0%	-	-	100.0%
Total cash & cash equivalents	111,495	107,592	3,903	3.6%	137,985	(26,490)	-19.2%

Securities available for sale	183,416	173,197	10,219	5.9%	140,635	42,781	30.4%
FHLB Stock	2,571	2,571	-	0.0%	2,788	(217)	-7.8%
Loans held for sale	11,719	8,290	3,429	41.4%	519	11,200	2158.0%

Portfolio loans
Personal	103,395	103,405	(10)	0.0%	107,251	(3,856)	-3.6%
Business (1)	347,765	337,178	10,587	3.1%	346,206	1,559	0.5%
Residential mortgage	82,759	83,072	(313)	-0.4%	84,738	(1,979)	-2.3%
Construction & development	41,220	39,721	1,499	3.8%	39,440	1,780	4.5%
Deferred fees and costs	369	326	43	13.1%	476	(107)	-22.5%
Total portfolio loans	575,508	563,702	11,806	2.1%	578,111	(2,603)	-0.5%
Allowance for loan losses	21,048	20,633	415	2.0%	25,194	(4,146)	-16.5%
Net loans	554,460	543,069	11,391	2.1%	552,917	1,543	0.3%

Premises and equipment, net	10,756	10,795	(39)	-0.4%	11,062	(306)	-2.8%
Bank owned life insurance	13,923	13,819	104	0.8%	13,496	427	3.2%
Other assets	26,110	25,676	434	1.7%	26,074	36	0.1%
Total Assets	$914,450	$885,009	$29,441	3.3%	$885,476	$28,974	3.3%

Liabilities
Deposits
Non-interest bearing	$160,527	$139,346	$21,181	15.2%	$134,471	$26,056	19.4%
Interest bearing	631,970	625,510	6,460	1.0%	625,762	6,208	1.0%
Total deposits	792,497	764,856	27,641	3.6%	760,233	32,264	4.2%
FHLB advances outstanding	24,035	24,035	-	0.0%	29,321	(5,286)	-18.0%
Other liabilities	3,653	2,344	1,309	55.8%	3,091	562	18.2%
Total Liabilities	820,185	791,235	28,950	3.7%	792,645	27,540	3.5%
Shareholders' Equity	94,265	93,774	491	0.5%	92,831	1,434	1.5%
Total Liabilities and Equity	$914,450	$885,009	$29,441	3.3%	$885,476	$28,974	3.3%

		Three months ended Mar. 31,			Three months ended Mar. 31,
Average Balance Data		2012	2011	% Change	2012	2011	% Change
Total loans		$585,686	$589,974	-0.7%	$585,686	$634,678	-7.7%
Earning assets		851,836	841,824	1.2%	851,836	834,642	2.1%
Total assets		894,346	879,695	1.7%	894,346	874,768	2.2%
Deposits		773,977	752,724	2.8%	773,977	757,236	2.2%
Shareholders' Equity		93,732	92,824	1.0%	93,732	79,544	17.8%

Asset Quality
Net charge offs		$1,685	$2,769	-39.2%	$1,685	$16,387	-89.7%
Non-accrual loans		25,958	25,451	2.0%
Non-performing loans		25,971	27,777	-6.5%
Non-performing assets		29,455	32,418	-9.1%
Nonperforming loans/total loans		4.51%	4.80%	-6.1%
Nonperforming assets/total assets		3.22%	3.66%	-12.0%
Allowance for loan loss/total loans		3.66%	4.36%	-16.1%
Allowance/nonperforming loans		81.0%	90.7%	-10.6%

(1)		Business loans include commercial mortgages and tax exempt loans

United Bancorp, Inc. and Subsidiary
Comparative Consolidated Income Statement and Performance Data (Unaudited)

Dollars in thousands except per share data	Three months ended Mar. 31,
Consolidated Income Statement	2012	2011	$ Change	% Change
Interest Income
Interest and fees on loans	$7,926	$8,204	$(278)	-3.4%
Interest on investment securities	853	811	42	5.2%
Interest on fed funds sold & bank balances	54	74	(20)	-27.0%
Total interest income	8,833	9,089	(256)	-2.8%
			-
Interest Expense			-
Interest on deposits	1,056	1,410	(354)	-25.1%
Interest on short term borrowings	-	11	(11)	-100.0%
Interest on FHLB advances	208	266	(58)	-21.8%
Total interest expense	1,264	1,687	(423)	-25.1%
Net Interest Income	7,569	7,402	167	2.3%
Provision for loan losses	2,100	2,800	(700)	-25.0%
Net Interest Income After Provision	5,469	4,602	867	18.8%
			-
Noninterest Income			-
Service charges on deposit accounts	433	503	(70)	-13.9%
Trust & Investment fee income	1,225	1,263	(38)	-3.0%
Gains on securities transactions	4	-	4	0.0%
Income from loan sales and servicing	1,904	1,311	593	45.2%
ATM, debit and credit card fee income	507	513	(6)	-1.2%
Income from bank-owned life insurance	104	105	(1)	-1.0%
Other income	581	230	351	152.6%
Total noninterest income	4,758	3,925	833	21.2%
			-
Noninterest Expense			-
Salaries and employee benefits	5,001	4,575	426	9.3%
Occupancy and equipment expense	1,318	1,252	66	5.3%
External data processing	247	320	(73)	-22.8%
Advertising and marketing expenses	193	160	33	20.6%
Attorney & other professional fees	468	433	35	8.1%
Director fees	98	102	(4)	-3.9%
Expenses relating to ORE property and foreclosed assets	933	257	676	263.0%
FDIC Insurance premiums	295	431	(136)	-31.6%
Other expense	616	688	(72)	-10.5%
Total noninterest expense	9,169	8,218	951	11.6%
Income Before Federal Income Tax	1,058	309	749	242.4%
Federal income tax (benefit)	216	(50)	266	-532.0%
Net Income	$842	$359	$483	134.5%

Performance Ratios
Return on average assets	0.38%	0.17%	0.21%	122.7%
Return on average equity	3.61%	1.57%	2.04%	130.0%
Pre-tax, pre-provision ROA (1)	1.42%	1.43%	-0.01%	-0.9%
Net interest margin (FTE)	3.62%	3.62%	0.00%	0.0%
Efficiency ratio	73.8%	71.8%	2.0%	2.7%

Common Stock Performance
Basic & diluted earnings per share	$0.04	$0.01	$0.03
Book value per share	5.82	5.72	0.10	1.8%
Tangible book value per share	5.82	5.72	0.10	1.8%
Market value per share (2)	3.35	3.75	(0.40)	-10.7%

United Bancorp, Inc. and Subsidiary
Trends of Selected Consolidated Financial Data (Unaudited)

Dollars in thousands except per share data	2012	2011
Balance Sheet Data	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Period-end:
Portfolio loans	$575,508	$563,702	$577,600	$575,296	$578,111
Total loans	587,227	571,992	585,309	577,840	578,630
Allowance for loan losses	21,048	20,633	24,357	25,370	25,194
Earning assets	869,231	839,554	852,245	824,127	848,280
Total assets	914,450	885,009	894,405	862,099	885,476
Deposits	792,497	764,856	775,529	737,528	760,233
Shareholders' Equity	94,265	93,774	91,806	94,064	92,831
Average:
Total loans	$585,686	$582,956	$583,042	$577,662	$589,974
Earning assets	851,836	841,457	836,529	830,838	841,824
Total assets	894,346	881,480	876,095	869,523	879,695
Deposits	773,977	762,706	752,355	742,171	752,724
Shareholders' Equity	93,732	92,122	94,159	93,409	92,824

Income Statement Summary
Net interest income	$7,569	$7,687	$7,437	$7,525	$7,402
Non-interest income	4,758	4,635	4,256	4,395	3,925
Non-interest expense	9,169	8,815	9,084	8,501	8,218
Pre-tax, pre-provision income (1)	3,158	3,507	2,609	3,419	3,109
Provision for loan losses	2,100	250	6,000	3,100	2,800
Federal income tax	216	960	(1,291)	(42)	(50)
Net income (loss)	842	2,297	(2,100)	361	359
Basic & diluted income (loss) per share	$0.04	$0.16	$(0.19)	$0.01	$0.01

Performance Ratios and Liquidity
Return on average assets	0.38%	1.03%	-0.95%	0.17%	0.17%
Return on average common equity	3.61%	9.89%	-8.85%	1.55%	1.57%
Pre-tax, pre-provision ROA (1)	1.42%	1.59%	1.19%	1.57%	1.43%
Net interest margin (FTE)	3.62%	3.67%	3.58%	3.69%	3.62%
Efficiency ratio	73.8%	70.9%	77.0%	70.7%	71.8%
Ratio of loans to deposits	72.6%	73.7%	74.5%	78.0%	76.0%

Asset Quality
Net charge offs	$1,685	$3,974	$7,013	$2,924	$2,769
Non-accrual loans	25,958	25,754	29,392	28,099	25,451
Non-performing loans	25,971	25,785	29,778	31,237	27,777
Non-performing assets	29,455	29,454	34,079	36,204	32,418
Nonperforming loans/portfolio loans	4.51%	4.57%	5.16%	5.43%	4.80%
Nonperforming assets/total assets	3.22%	3.33%	3.81%	4.20%	3.66%
Allowance for loan loss/portfolio loans	3.66%	3.66%	4.22%	4.41%	4.36%
Allowance/nonperforming loans	81.0%	80.0%	81.8%	81.2%	90.7%

Market Data for Common Stock
Book value per share	$5.82	$5.78	$5.63	$5.81	$5.72
Market value per share (2)
High	3.45	2.80	3.50	3.75	4.05
Low	2.49	2.20	2.90	3.00	3.35
Period-end	3.35	2.50	2.95	3.25	3.75
Period-end shares outstanding	12,699	12,697	12,697	12,692	12,692
Average shares outstanding	12,697	12,697	12,696	12,692	12,675

Trends of Selected Consolidated Financial Data (continued)

	2012	2011
Capital and Stock Performance	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Tier 1 Leverage Ratio	9.8%	9.9%	9.6%	10.1%	10.0%
Tangible common equity to total assets	8.1%	8.3%	8.0%	8.5%	8.2%
Total capital to risk-weighted assets	16.3%	16.5%	15.6%	16.6%	16.5%
Period-end common stock market price/book value	57.6%	43.2%	52.4%	55.9%	65.6%

(1)
In an attempt to evaluate the trends of net interest income, noninterest income and noninterest expense, the Company calculates pre-tax, pre-provision income (“PTPP Income”) and pre-tax, pre-provision return on average assets (“PTPP ROA”). PTPP Income adjusts net income by the amount of the Company’s federal income tax (benefit) and provision for loan losses, which is excluded because its level is elevated and volatile in times of economic stress. PTPP ROA measures PTPP Income as a percent of average assets. While this information is not consistent with, or intended to replace, presentation under generally accepted accounting principles, it is presented here for comparison.

Management believes that PTPP Income and PTPP ROA are useful and consistent measures of the Company’s earning capacity, as these financial measures enable investors and others to assess the Company’s ability to generate capital to cover credit losses through a credit cycle, particularly in times of economic stress.

(2)	Market value per share is based on the last reported transaction on OTCBB before period end.